UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2010

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02.  Results of Operations and Financial Condition

On October 7, 2010, Destination Maternity Corporation (the “Company”) issued a press release announcing its sales results for the month of September 2010 and for the fourth quarter and fiscal year ended September 30, 2010. In the release, the Company also provided guidance information related to earnings for its quarter and year ended September 30, 2010. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The disclosure in this Current Report, including in the Exhibit attached hereto, of any financial information shall not constitute an admission that such information is material.

Item 5.02.  Compensatory Arrangements of Certain Officers

To retain key managers, the Company believes that it is necessary to provide those managers with reasonable severance benefits if their employment is involuntarily terminated in connection with a change in control of the Company. Unlike other executive officers of the Company, Lisa Hendrickson, the Chief Merchandising Officer of the Company (the “Executive”), did not have a right to any such severance benefits. Accordingly, on October 13, 2010, the Compensation Committee approved, and the Company and the Executive executed, the agreement (the “Agreement”) summarized below.

The Agreement provides that if a change in control of the Company occurs within the next three years and, within the period beginning 90 days before and ending one year after that transaction, the Executive’s employment ceases due to a termination without cause or a resignation with good reason, the Executive’s base salary and health insurance will be continued for a period of twelve months following that cessation of employment. These severance benefits are subject to offset for any other compensation earned by the Executive during that twelve month severance period.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which document is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Agreement dated October 13, 2010 between Lisa Hendrickson and the Company.

99.1	Press Release of the Company issued October 7, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 13, 2010	DESTINATION MATERNITY CORPORATION

	By:	/s/ JUDD P. TIRNAUER
Judd P. Tirnauer
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement dated October 13, 2010 between Lisa Hendrickson and the Company.

99.1	Press Release of the Company issued October 7, 2010.